Exhibit 1.2

CONYERS

Amended and Restated Bye-laws

of

International General Insurance Holdings Ltd.

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

conyers.com

International General Insurance Holdings Ltd.

TABLE OF CONTENTS

INTERPRETATION		1
1	Definitions	1
SHARES		4
2	Power to Issue Shares	4
3	Power of the Company to Purchase its Shares	4
4	Rights Attaching to Shares	4
5	Calls on Shares	6
6	Forfeiture of Shares	7
7	Share Certificates	7
8	Fractional Shares	8
REGISTRATION OF SHARES		8
9	Register of Members	8
10	Registered Holder Absolute Owner	9
11	Transfer of Registered Shares	9
12	Transmission of Registered Shares	10
ALTERATION OF SHARE CAPITAL		12
13	Power to Alter Capital	12
14	Variation of Rights Attaching to Shares	12
DIVIDENDS AND CAPITALISATION		12
15	Dividends	12
16	Power to Set Aside Profits	13
17	Method of Payment	13
18	Capitalisation	13
MEETINGS OF MEMBERS		14
19	Annual General Meetings	14
20	Special General Meetings	14
21	Requisitioned General Meetings	14
22	Notice	14

International General Insurance Holdings Ltd.

23	Giving Notice and Access	15
24	Postponement or cancellation of General Meeting	15
25	Electronic Participation and Security in Meetings	16
26	Quorum at General Meetings	16
27	Chairman to Preside at General Meetings	16
28	Voting on Resolutions	17
29	Power to Demand a Vote on a Poll	17
30	Voting by Joint Holders of Shares	18
31	Instrument of Proxy	19
32	Representation of Corporate Member	19
33	Adjournment of General Meeting	19
34	Written Resolutions	20
35	Directors Attendance at General Meetings	20
DIRECTORS AND OFFICERS		21
36	Appointment and Election of Directors	21
37	Number of Directors	23
38	Classes of Directors	23
39	Term of Office of Directors	23
40	Alternate Directors	23
41	Removal of Directors	24
42	Vacancy in the Office of Director	24
43	Remuneration of Directors	25
44	Defect in Appointment	25
45	Directors to Manage Business	25
46	Powers of the Board of Directors	25
47	Register of Directors and Officers	27
48	Appointment of Officers	27
49	Appointment of Secretary	27
50	Duties of Officers	27
51	Remuneration of Officers	27
52	Conflicts of Interest	27
53	Indemnification and Exculpation of Directors and Officers	28

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International General Insurance Holdings Ltd.

MEETINGS OF THE BOARD OF DIRECTORS		29
54	Board Meetings	29
55	Notice of Board Meetings	29
56	Electronic Participation in Meetings	29
57	Corporate Directors	29
58	Quorum at Board Meetings	29
59	Board to Continue in the Event of Vacancy	29
60	Chairman to Preside	30
61	Written Resolutions	30
62	Validity of Prior Acts of the Board	30
CORPORATE RECORDS		30
63	Minutes	30
64	Place Where Corporate Records Kept	30
65	Form and Use of Seal	30
ACCOUNTS		31
66	Records of Account	31
67	Financial Year End	31
AUDITS		31
68	Annual Audit	31
69	Appointment of Auditor	31
70	Remuneration of Auditor	31
71	Duties of Auditor	32
72	Access to Records	32
74	Vacancy in the Office of Auditor	32
BUSINESS COMBINATIONS		32
75	Business Combinations	32
VOLUNTARY WINDING-UP AND DISSOLUTION		38
76	Winding-Up	38
CHANGES TO CONSTITUTION		38
77	Changes to Bye-laws	38
78	Changes to Memorandum of Association	38
79	Discontinuance	38
80	Exclusive Jurisdiction	38

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International General Insurance Holdings Ltd.

INTERPRETATION

1.	DEFINITIONS

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981;

“Affiliate”	of any person means any other person controlling or controlled by or under common control of such person. As used in this definition, “control” shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by control or otherwise) of such person;

“Alternate Director”	an alternate director appointed in accordance with these Bye-laws;

“Auditor”	includes an individual, company or partnership;

“Board”	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

“Business Combination”	has the meaning given to it in Bye-law 75.1(c)(iii);

“Common Shares”	has the meaning given to it in Bye-law 4.1;

“Company”	the company for which these Bye-laws are approved and confirmed;

“Director”	a director of the Company and shall include an Alternate Director;

“DTC”	the Depository Trust Company;

“Eligible Member”	any Member holding not less than 5% of the issued and outstanding share capital of the Company who has held such amount for at least three years following the date of adoption of these Bye-laws;

International General Insurance Holdings Ltd.

“Family”	members of Jabsheh’s immediate family and/or natural lineal descendants of Jabsheh or a trust or other similar entity established for the exclusive benefit of Jabsheh and/or his immediate family and natural lineal descendants;

“Interested Shareholder”	has the meaning given to it in Bye-law 75.1(c)(v);

“Jabsheh”	Mr. Wasef Jabsheh;

“Jabsheh Director”	has the meaning given to it in Bye-law 36.1;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company;

“Preference Shares”	has the meaning given to it in Bye-law 4.1;

“Register of Directors and Officers”	the register of directors and officers referred to in these Bye-laws;

“Register of Members”	the register of members referred to in these Bye- laws;

“Resident Representative”	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

“SEC”	the United States Securities and Exchange Commission;

“Secretary”

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

International General Insurance Holdings Ltd.

“Specified Matters”	the actions set out in Bye-law 46.2(i) through (vi);

“Substantially All”	more than 50%; and

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re- enactment thereof;

(f)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

(g)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(h)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

International General Insurance Holdings Ltd.

SHARES

2.	POWER TO ISSUE SHARES

2.1.	Subject to Bye-law 46.2 and these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.	Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	POWER OF THE COMPANY TO PURCHASE ITS SHARES

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	RIGHTS ATTACHING TO SHARES

4.1.	At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) 750,000,000 common shares of par value US$0.01 each (the “Common Shares”) and (ii) 100,000,000 preference shares of par value US$0.01 each (the “Preference Shares”).

4.2.	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends and other distributions as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3.	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

International General Insurance Holdings Ltd.

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)	whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

International General Insurance Holdings Ltd.

4.5.	At the discretion of the Board, but subject to Bye-law 46.2, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	CALLS ON SHARES

5.1.	The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.	Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

International General Insurance Holdings Ltd.

6.	FORFEITURE OF SHARES

6.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

International General Insurance Holdings Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	SHARE CERTIFICATES

7.1.	Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

International General Insurance Holdings Ltd.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4.	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned (including without limitation DTC), have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	FRACTIONAL SHARES

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	REGISTER OF MEMBERS

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act. Subject to the provisions of the Act, the Company may keep one or more branch registers in any place in or outside of Bermuda, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such branch registers.

9.2.	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

International General Insurance Holdings Ltd.

10.	REGISTERED HOLDER ABSOLUTE OWNER

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	TRANSFER OF REGISTERED SHARES

11.1.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

International General Insurance Holdings Ltd. (the “Company”)

FOR VALUE RECEIVED                          [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

11.2.	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.3.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.4.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

International General Insurance Holdings Ltd.

11.5.	The Board:

(a)	may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up;

(b)	shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained;

(c)	may decline to register any transfer of shares if it appears to the Directors, in their reasonable discretion, that any non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or the Company’s Affiliates would result from such transfer;

(d)	may decline to register any transfer of shares if the transferee shall not have been approved by applicable governmental authorities outside of Bermuda if such approval is required in respect of such transfer, and the Board shall have authority to request from any Member, and any such Member shall provide, such information as the Board may reasonably request for the purposes of determining whether the transfer of any share requires such consent, authorisation or permission pursuant to (b) or (d) above or for the purpose of determining whether any transfer should be permitted pursuant to (c) above. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

12.	TRANSMISSION OF REGISTERED SHARES

12.1.	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

International General Insurance Holdings Ltd.

12.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

International General Insurance Holdings Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

12.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

12.5.	If the Directors in their reasonable discretion determine that share ownership by any transferee under Bye-law 12.2 (the “Transferee”) may result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any subsidiary of the Company or the Company’s Affiliates, the Company will have the option but not the obligation to repurchase or assign to a third party, its right to purchase the minimum number of shares to be held by such person which is necessary to eliminate such non-de minimis adverse tax, legal or regulatory consequence at a price determined in the good faith discretion of the Directors to represent such shares’ fair market value, provided that if the shares are traded on a securities exchange or quotation system, the fair market value per share will be determined by the Directors based on the average of the last sales price per share or if there is none, the average of the bid and asked price per share, without a minority discount and without a liquidity discount, in each case for the eight business days prior to the repurchase date. If the Transferee disagrees with any price so determined by the Board, the fair market value per share will be determined by an independent appraiser retained by the Company at its expense and reasonably acceptable to such Transferee.

International General Insurance Holdings Ltd.

ALTERATION OF SHARE CAPITAL

13.	POWER TO ALTER CAPITAL

13.1.	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	VARIATION OF RIGHTS ATTACHING TO SHARES

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	DIVIDENDS

15.1.	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

International General Insurance Holdings Ltd.

16.	POWER TO SET ASIDE PROFITS

The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends, securing equality of distributions or for any other purpose.

17.	METHOD OF PAYMENT

17.1.	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by such means as the Board shall determine including by cheque or bank draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing or as otherwise provided by the clearing system through which the Company’s shares clear, including DTC.

17.2.	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by such means as the Board determines, including by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing or as otherwise provided by the clearing system through which the Company’s shares clear, including DTC. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend, distribution or other monies payable in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.	Any dividend, distribution and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment (or such other period of time as may be required pursuant to the listing standards of the Nasdaq Capital Market or such other stock exchange or quotation system applicable to the Company’s shares, provided that such other period of time is not less than six (6) years) shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5.	The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	CAPITALISATION

18.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

International General Insurance Holdings Ltd.

18.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	ANNUAL GENERAL MEETINGS

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the Board or the chairman of the Company shall appoint.

20.	SPECIAL GENERAL MEETINGS

The Board or the chairman of the Company may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	REQUISITIONED GENERAL MEETINGS

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

22.	NOTICE

22.1.	At least fourteen (14) days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2.	At least fourteen (14) days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

International General Insurance Holdings Ltd.

23.	GIVING NOTICE AND ACCESS

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served five (5) days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.	In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

23.4.	If the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which the address of any particular Member in the Register of Members is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address, the Board may require such Member to provide the Company with an alternative acceptable address for the delivery of notices by the Company. However, if no alternative acceptable address is provided by the Member prior to the date on which notice must be sent out in accordance with these Bye- laws, the Board shall send the notice or documents concerned to that Member’s address in the Register of Members or in any other manner the Board considers appropriate.

24.	POSTPONEMENT OR CANCELLATION OF GENERAL MEETING

On the instruction of the chairman of the Company or the Board, the Secretary shall postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye- laws.

International General Insurance Holdings Ltd.

25.	ELECTRONIC PARTICIPATION AND SECURITY IN MEETINGS

25.1.	The Board may, but shall not be required to make arrangements permitting Members to participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and if the Board determines to make such arrangements, participation in such a meeting shall constitute presence in person at such meeting.

25.2.	The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction the Board or the chairman considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

26.	QUORUM AT GENERAL MEETINGS

26.1.	At any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares in the Company entitled to vote at such general meeting shall form a quorum for the transaction of business provided, however, that if at any time there shall be only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

26.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

27.	CHAIRMAN TO PRESIDE AT GENERAL MEETINGS

The chairman of the Company, if there be one who is present, and if not, the Chief Executive Officer, if there be one who is present, and if not the President of the Company, if there be one who is present, shall act as chairman of such meeting and if no such persons then any person appointed by the Board shall act as chairman of such meeting. In their absence and if no one is appointed by the Board as chairman of such meeting, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

International General Insurance Holdings Ltd.

28.	VOTING ON RESOLUTIONS

28.1.	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4.	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means permitted by the Board pursuant to Bye-law 25.1, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

28.5.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6.	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.	POWER TO DEMAND A VOTE ON A POLL

29.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

International General Insurance Holdings Ltd.

29.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting (including persons present by telephone, electronic or other communications facilities), shall have one vote for each share of which such person is the holder or for each share for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means (if the Board has made arrangements to permit members to participate in such manner pursuant to Bye-law 25.1), in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29.3.	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

29.4.	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means (if the Board has made arrangements to permit Members to participate in such manner pursuant to Bye-law 25.1) shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more inspectors appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose, and the result of the poll shall be declared by the chairman of the meeting.

30.	VOTING BY JOINT HOLDERS OF SHARES

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

International General Insurance Holdings Ltd.

31.	INSTRUMENT OF PROXY

31.1.	A Member may appoint a proxy by

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chairman of the meeting may accept:

Proxy

International General Insurance Holdings Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

31.2.	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

31.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

31.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

32.	REPRESENTATION OF CORPORATE MEMBER

32.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	ADJOURNMENT OF GENERAL MEETING

33.1.	The chairman of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

International General Insurance Holdings Ltd.

33.2.	The chairman of a general meeting may adjourn the meeting to another time and place without the consent or direction of the Members if it appears to him that:

(a)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

33.3.	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	WRITTEN RESOLUTIONS

34.1.	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution at a meeting of any class of the Members may without a meeting and without any previous notice being required, be done by unanimous written resolution signed by or on behalf of all Members entitled to attend and vote at such a meeting in accordance with this Bye-law.

34.2.	A resolution in writing may be signed in any number of counterparts.

34.3.	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.4.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

34.5.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

34.6.	For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by or on behalf of the last Member to sign the resolution in accordance with this Bye-law. Any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	DIRECTORS ATTENDANCE AT GENERAL MEETINGS

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

International General Insurance Holdings Ltd.

DIRECTORS AND OFFICERS

36.	APPOINTMENT AND ELECTION OF DIRECTORS

36.1.	The Directors shall be elected by the Members, except in the case of a casual vacancy, at an annual general meeting or at any special general meeting called for that purpose, subject to the following:

(a)	for so long as Jabsheh, the Family and/or their Affiliates own at least 10% of the issued and outstanding Common Shares and provided that Jabsheh is a Member, Jabsheh will be entitled to appoint two (2) Directors to the Board (each a “Jabsheh Director”) and to classify each Jabsheh Director as a Class I, II or III Director as he sees fit;

(b)	for so long as Jabsheh, the Family and/or their Affiliates own at least 5% (and less than 10%) of the issued and outstanding Common Shares and provided that Jabsheh is a Member, Jabsheh will be entitled to appoint one (1) Jabsheh Director to the Board and to classify the Jabsheh Director as a Class I, II or III Director as he sees fit; and

(c)	all Directors, except any Jabsheh Directors, shall be elected by the Members in accordance with Bye-law 36.

36.2.	The rights of appointment and classification of the Jabsheh Directors in Bye-laws 36.1(a) and 36.1(b) shall be exercised by Jabsheh by notice in writing delivered to the Secretary.

36.3.	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors pursuant to Bye-law 36.1(c). Any Eligible Member or the Board may propose any person for election as a Director pursuant to Bye-law 36.1(c). Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected pursuant to Bye-law 36.1(c):

(a)	at an annual general meeting, such notice must be given not less than ninety (90) days nor more than one hundred and twenty (120) days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is not thirty (30) days before or after such anniversary, the notice must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and

(b)	at a special general meeting, such notice must be given not later than ten (10) days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

36.4.	Where persons are validly proposed for re-election or election as a Director pursuant to Bye-law 36.1(c), the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

International General Insurance Holdings Ltd.

36.5.	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting, provided that this Bye-law shall not apply to any vacancy in office of the Jabsheh Directors appointed pursuant to Bye-laws 36.1(a) and 36.1(b), such vacancies are to be filled in accordance with Bye-law 42.3.

36.6.	To be in proper written form, a Member’s notice to the Company proposing any person for election as a Director pursuant to Bye-law 36.3, must set forth (a) as to each person whom the Member proposes to nominate for election as a Director (i) the name, age, business address and residential address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of the Company which are owned beneficially or of record by the person, (iv) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a Director of the Company and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of the person to be a Director (including, without limitation, pursuant to Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and (b) as to the Member giving the notice (i) the name and record address of the Member and of the beneficial owner, if any, on whose behalf the nomination is proposed, (ii) the class or series and number of shares of the Company which are owned beneficially or of record by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future), (iii) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is give such Member or such beneficial owner economic risk similar to ownership of shares of the Company, (iv) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares), the purpose or effect of which is to mitigate loss to, reduce the economic risk of any shares or any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which provides, directly or indirectly, such Member or beneficial owner with the opportunity to profit from any decease in the price or value of the shares or any class or series of shares of the Company, (v) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner or any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposed nomination by such Member and any material relationship between such Member or such beneficial owner or any of their respective affiliates or associates and the person proposed to be nominated for election, (vi) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named, in its notice, and (vii) such other information relating to the proposed nomination as the Company may reasonably require. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

International General Insurance Holdings Ltd.

37.	NUMBER OF DIRECTORS

The Board shall consist of such number of Directors being not less than one (1) Director and not more than such maximum number of Directors as the Board, subject to Bye-law 46.2, may from time to time determine.

38.	CLASSES OF DIRECTORS

The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board. Subject to the foregoing, a Jabsheh Director shall be classified by Jabsheh in accordance with Bye-laws 36.1(a) and 36.1(b), provided that no such classification shall change the classification of any other Director then serving.

39.	TERM OF OFFICE OF DIRECTORS

The Class I Directors shall initially be elected for a one (1) year term of office (with such term expiring at the first annual general meeting following the effectiveness of their designation as a Class I Director), the Class II Directors shall initially be elected for a two (2) year term of office (with such term expiring at the second annual general meeting following the effectiveness of their designation as a Class II Director) and the Class III Directors shall initially be elected for a three (3) year term of office (with such term expiring at the third annual general meeting following the effectiveness of their designation as a Class III Director). At each annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 42.

40.	ALTERNATE DIRECTORS

40.1.	Any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

40.2.	Any person appointed pursuant to this Bye-law shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

40.3.	An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

40.4.	An Alternate Director’s office shall terminate -

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship; or

(ii)	when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(iii)	if the Alternate Director’s appointor ceases for any reason to be a Director.

International General Insurance Holdings Ltd.

41.	REMOVAL OF DIRECTORS

41.1.	Subject to any provision to the contrary in these Bye-laws and Bye-law 41.2, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause, by the affirmative vote of such Members holding at least a majority of the total voting rights of all the Members having the right to vote at such meeting, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than fourteen (14) days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal; provided further that so long as Jabsheh is entitled to appoint a Jabsheh Director in accordance with Bye-laws 36.1(a) and 36.1(b), such Jabsheh Director may only be removed by Jabsheh by notice in writing to the Jabsheh Director, with a copy of such notice to the Secretary.

41.2.	Subject to the following sentence, if a Director is removed from the Board under this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy; provided that if any Jabsheh Director is removed, only Jabsheh shall be entitled to appoint a replacement in accordance with Bye-law 42.3 so long as he is entitled to appoint a Jabsheh Director in accordance with Bye- laws 36.1(a) or 36.1(b).

41.3.	For the purposes of this Bye-law, “cause” shall mean a conviction for a criminal offence involving fraud or dishonesty or civil liability in respect of any action involving fraud or dishonesty.

42.	VACANCY IN THE OFFICE OF DIRECTOR

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

42.2.	Subject to Bye-law 41.2 and Bye-law 42.3, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board.

42.3.	Jabsheh shall have the right to fill any vacancy created for any reason in the office of a Jabsheh Director so long as he is entitled to appoint a Jabsheh Director in accordance with Bye-laws 36.1(a) or 36.1(b). If Jabsheh fails to do so, then such directorship shall remain vacant until filled by Jabsheh so long as he is entitled to appoint a Jabsheh Director in accordance with Bye-laws 36.1(a) or 36.1(b).

International General Insurance Holdings Ltd.

43.	REMUNERATION OF DIRECTORS

The remuneration (if any) of the Directors shall be determined by the Board from time to time at a duly convened meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

44.	DEFECT IN APPOINTMENT

All acts done in good faith by the Board, any Director, any committee or a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	DIRECTORS TO MANAGE BUSINESS

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	POWERS OF THE BOARD OF DIRECTORS

46.1.	Subject to Bye-law 46.2, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more persons (who may be a Director) to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

International General Insurance Holdings Ltd.

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	subject to Bye-law 46.3, delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that (i) every such committee shall be subject to the oversight of the Board and shall conform to such directions as the Board shall impose on them, (ii) the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board and (iii) to the extent not inconsistent with applicable laws or regulations or appointed stock exchange requirements, each committee must include one (1) Jabsheh Director (or a nominee of a Jabsheh Director);

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit provided that the exercise of such powers shall remain subject to the oversight of the Board;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

46.2.	The Company shall not take the following actions (the “Specified Matters”) unless such Specified Matters are approved by a majority of the Board, such majority to include the affirmative vote of each Jabsheh Director:

(i)	sell or dispose of all or Substantially All of the assets of the Company and its subsidiaries on a consolidated basis;

(ii)	enter into any transaction in which one or more third parties acquire or acquires 25% or more of the common shares of the Company;

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(iii)	enter into any merger, consolidation, or amalgamation with an aggregate value equal to or greater than $75 million (exclusive of inter-company transactions);

(iv)	alter the size of the Board;

(v)	incur debt in an amount of US$50 million (or other equivalent currency) or more; and

(vi)	issue Common Shares (or securities convertible into Common Shares) in amount equal to or greater than 10% of the then issued and outstanding Common Shares of the Company.

46.3.	The Board acting by a resolution of a majority of Directors, such majority to include the affirmative vote of each Jabsheh Director, shall establish an executive committee which shall consist of three (3) directors.

47.	REGISTER OF DIRECTORS AND OFFICERS

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

48.	APPOINTMENT OF OFFICERS

The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

49.	APPOINTMENT OF SECRETARY

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

50.	DUTIES OF OFFICERS

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51.	REMUNERATION OF OFFICERS

The Officers shall receive such remuneration as the Board or a committee appointed by the Board may determine.

52.	CONFLICTS OF INTEREST

52.1.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

52.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

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52.3.	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

53.	INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

53.1.	The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer. The Company may also enter into an indemnification agreement with any Director or Officer.

53.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

53.3.	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

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53.4.	The rights conferred under this Bye-law 53 shall not be exclusive of any other right that any individual may have or hereafter acquire under any statute, Bye-law, resolution of Members or Directors, agreement or otherwise and shall continue as to an individual who has ceased to be a Director, Officer, employee or agent of the Company, as applicable, and shall inure to the benefit of his or her heirs, executors and administrators.

MEETINGS OF THE BOARD OF DIRECTORS

54.	BOARD MEETINGS

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	NOTICE OF BOARD MEETINGS

Any Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

56.	ELECTRONIC PARTICIPATION IN MEETINGS

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	CORPORATE DIRECTORS

57.1.	A Director must be a natural person and a corporation, partnership or other entity cannot serve as a Director.

58.	QUORUM AT BOARD MEETINGS

The quorum necessary for the transaction of business at a Board meeting shall be a majority of the number of Directors then in office, provided that if there is only one Director for the time being in office the quorum shall be one.

59.	BOARD TO CONTINUE IN THE EVENT OF VACANCY

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

International General Insurance Holdings Ltd.

60.	CHAIRMAN TO PRESIDE

Unless otherwise agreed by a majority of the Directors attending a Board meeting, the chairman of the Company, if there be one who is present, and if not, the Chief Executive Officer of the Company, if there be one who is present, and if not, the President of the Company, if there be one who is present shall act as chairman at such Board meeting. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

61.	WRITTEN RESOLUTIONS

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director. For the purposes of this Bye- law only, “the Directors” shall not include an Alternate Director.

62.	VALIDITY OF PRIOR ACTS OF THE BOARD

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.	MINUTES

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

64.	PLACE WHERE CORPORATE RECORDS KEPT

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

65.	FORM AND USE OF SEAL

65.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

65.2.	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

65.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

International General Insurance Holdings Ltd.

ACCOUNTS

66.	RECORDS OF ACCOUNT

66.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

66.2.	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

66.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

67.	FINANCIAL YEAR END

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

68.	ANNUAL AUDIT

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

69.	APPOINTMENT OF AUDITOR

69.1.	Subject to the Act, the appointment of an auditor of the accounts of the Company for each fiscal year shall be submitted to the Members for their approval at the annual general meeting or at a subsequent general meeting.

69.2.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.	REMUNERATION OF AUDITOR

70.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in a general meeting or in such other manner as the Members may determine.

70.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

International General Insurance Holdings Ltd.

71.	DUTIES OF AUDITOR

71.1.	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

71.2.	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

72.	ACCESS TO RECORDS

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

73.	Financial Statements and the Auditor’s Report

73.1.	Subject to the following Bye-law, the financial statements and/or the auditor’s report as required by the Act shall

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

73.2.	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

74.	VACANCY IN THE OFFICE OF AUDITOR

The Board may fill any casual vacancy in the office of the auditor.

International General Insurance Holdings Ltd.

BUSINESS COMBINATIONS

75.	BUSINESS COMBINATIONS

75.1.	(a)	Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board, subject to Bye-law 46.2, and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are Directors and also Officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Bye-law 75 shall not apply if:

(i)	a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

a.	a merger, amalgamation or consolidation of the Company (except a merger or amalgamation in respect of which, pursuant to the Act, no vote of the Members is required);

b.	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

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c.	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs a or b of the second sentence of this paragraph (ii).

(c)	For the purpose of this Bye-law 75 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)	“associate”, when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii)	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

a.	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

b.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

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c.	any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares;

d.	any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

e.	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs a.-d. of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv)	“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

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(v)	“Interested Shareholder” means any person (other than Jabsheh, the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. The term “Interested Shareholder” shall not include any Member who owns 15% of the issued and outstanding shares of the Company immediately following the consummation of the transactions contemplated by the Business Combination Agreement, dated as of October 10, 2019, among the Company and the other parties thereto. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (viii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors, provided that, when used in reference to a vote to approve a merger or amalgamation of the Company which the Act requires to be approved by the Members, such term includes any shares entitled to vote on such matter pursuant to the Act, whether or not they are otherwise entitled to vote and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity; and references to percentages of “voting shares” shall be read as references to shares carrying such percentages of votes;

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(viii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such shares, directly or indirectly; or

b.	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph b of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

75.2.	In respect of any Business Combination to which the restrictions contained in Bye-law 75.1 do not apply but which the Act requires to be approved by the Members:

(a)	where such Business Combination has been approved by the Board, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 26 and 28 respectively; and

(b)	where such Business Combination has not been approved by the Board, the necessary Members’ approval shall require the affirmative vote of at least 66 2/3% of all the issued and outstanding voting shares of the Company.

75.3.	In respect of any merger or amalgamation which is not a Business Combination but which the Act requires to be approved by the Members:

(a)	where such merger or amalgamation has been approved by the Board, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 26 and 28 respectively; and

(b)	where such merger or amalgamation has not been approved by the Board, the necessary Members’ approval shall require the affirmative vote of at least 66 2/3% of all the issued and outstanding voting shares of the Company.

International General Insurance Holdings Ltd.

VOLUNTARY WINDING-UP AND DISSOLUTION

76.	WINDING-UP

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

77.	CHANGES TO BYE-LAWS

77.1.	Subject to Bye-law 77.2, no Bye-law may be rescinded, altered or amended and no new Bye- law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

77.2.	Bye-laws 36, 37, 38, 39, 41, 42, 46, 75 and 77 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than 66% of the Directors then in office and by a resolution of the Members including the affirmative vote of shares carrying not less than 66% of the issued and outstanding shares voting at a general meeting of Members called for such purpose.

78.	CHANGES TO MEMORANDUM OF ASSOCIATION

No alternation or amendment to the Memorandum of Association may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

79.	DISCONTINUANCE

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

80.	EXCLUSIVE JURISDICTION

In the event that any dispute arises concerning the Act or out of or in connection with these Bye- laws, including any question regarding the existence and scope of any Bye-law and/or whether there has been any breach of the Act or these Bye-laws by an Officer or Director (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.